Exhibit 99.1

CTC MEDIA ANNOUNCES FINANCIAL RESULTS FOR

THE FOURTH QUARTER AND FULL YEAR ENDED DECEMBER 31, 2013

Moscow, Russia — March 6, 2014 — CTC Media, Inc. (“CTC Media” or the “Company”) (NASDAQ: CTCM), Russia’s leading independent media company, today announced its unaudited consolidated financial results for the three and twelve months ended December 31, 2013.

	Three Months
	Ended December 31,		Change
(US$ 000’s except per share data)	2012	2013	in USD		in RUB

Total operating revenues	$264,233	$259,717	(2)%		3%
Total operating expenses	(169,391)	(187,784)	11%		16%
Total operating expenses before impairment loss(1)	(169,391)	(157,915)	(7)%		(2)%
OIBDA(2)	103,809	80,076	nm	(3)	nm
OIBDA margin(2)	39.3%	30.8%
Adjusted OIBDA(2),(4)	103,809	109,945	6%		11%
Adjusted OIBDA margin(2),(4)	39.3%	42.3%	3.0	pp
Net income attributable to CTC Media, Inc. stockholders	64,875	45,504	nm		nm
Fully diluted earnings per share	$0.41	$0.29	nm
Adjusted net income attributable to CTC Media, Inc. stockholders(4)	64,875	75,373	16%		22%
Adjusted diluted earnings per share(4)	$0.41	$0.48	17%

(1)  Total operating expenses (before impairment loss) is a non-GAAP financial measure that excludes a $29.9 million charge arising from the impairment of goodwill related to the Company’s production unit in the fourth quarter of 2013. Please see the accompanying financial tables at the end of this release for a reconciliation of total operating expenses (before impairment loss) to GAAP total operating expenses.

(2) OIBDA is defined as operating income before depreciation and amortization. OIBDA margin is defined as OIBDA divided by total operating revenues. Both OIBDA and OIBDA margin are non-GAAP financial measures. Please see the accompanying financial tables at the end of this release for a reconciliation of OIBDA to operating income and OIBDA margin to operating income margin.

(3) “nm” indicates the value is not meaningful.

(4) All adjusted numbers are non-GAAP financial measures reported before impairment losses described above. Please see the accompanying financial tables at the end of this release for a reconciliation of adjusted OIBDA to OIBDA, adjusted net income to GAAP reported net income and adjusted diluted earnings per share to GAAP reported earnings per share.

	Twelve Months
	Ended December 31,		Change
(US$ 000’s except per share data)	2012	2013	in USD		in RUB

Total operating revenues	$804,946	$832,103	3%		7%
Total operating expenses	(655,059)	(624,404)	(5)%		(2)%
Total operating expenses before impairment losses(1)	(572,556)	(594,535)	4%		7%
OIBDA(2)	173,905	240,815	nm	(3)	nm
OIBDA margin(2)	21.6%	28.9%
Adjusted OIBDA(2),(4)	256,408	270,684	6%		10%
Adjusted OIBDA margin(2),(4)	31.9%	32.5%	0.6	pp
Net income attributable to CTC Media, Inc. stockholders	93,063	152,340	nm		nm
Fully diluted earnings per share	$0.59	$0.97	nm
Adjusted net income attributable to CTC Media, Inc. stockholders(4)	157,794	182,209	15%		19%
Adjusted diluted earnings per share(4)	$1.00	$1.16	16%

FULL YEAR FINANCIAL HIGHLIGHTS

•                  Total revenues up 7% year-on-year in ruble terms to $832.1 million

•                Advertising revenues up 7% year-on-year in ruble terms to $806.5 million

•                  Adjusted OIBDA up 10% year-on-year in ruble terms to $270.7 million, with an adjusted OIBDA margin of 32.5%

•                  Adjusted fully diluted earnings per share up 16% year-on-year to $1.16 (2012: $1.00)

•                  Net cash position(5) of $207.5 million at the end of the period

•                  Payment of cash dividends of $0.63 per share (or $98.8 million in the aggregate) in 2013

•                  Repurchase of 2.5 million shares of common stock in 2013, at an average price of $11.89 per share for a total of $29.7 million, the full amount of the previously announced share repurchase program for use under the Company’s 2013 Equity Incentive Plan

OPERATING HIGHLIGHTS

•                  Combined Russian national inventory fully sold-out in Q4 and 99% sold-out for the full year

•                  Year-on-year increases in technical penetration of CTC, Domashny and Peretz networks to 95.3% (2012: 95.1%), 90.1% (2012: 88.5%), and 85.5% (2012: 83.8%), respectively

(1) Total operating expenses (before impairment losses) is a non-GAAP financial measure that excludes an $82.5 million charge arising from the impairment of analog broadcasting licenses in the third quarter of 2012 and a $29.9 million charge arising from the impairment of production unit goodwill in the fourth quarter of 2013. Please see the accompanying financial tables at the end of this release for a reconciliation of total operating expenses (before impairment losses) to GAAP total operating expenses.

(2) OIBDA is defined as operating income before depreciation and amortization. OIBDA margin is defined as OIBDA divided by total operating revenues. Both OIBDA and OIBDA margin are non-GAAP financial measures. Please see the accompanying financial tables at the end of this release for a reconciliation of OIBDA to operating income and OIBDA margin to operating income margin.

(3) “nm” indicates the value is not meaningful.

(4) All adjusted numbers are non-GAAP financial measures reported before impairment losses described above. Please see the accompanying financial tables at the end of this release for a reconciliation of adjusted OIBDA to OIBDA, adjusted net income to GAAP reported net income and adjusted diluted earnings per share to GAAP reported earnings per share.

(5) Net cash position is defined as cash, cash equivalents and short-term investments less interest bearing liabilities.

•                  Launch of in-house creative production center in December 2013

•                  Agreement with KupiVIP.ru in December 2013 to launch the first e-commerce project by a television company in Russia, planned for April 2014

•                  Upgrade of Domashniy.ru and CTC.ru websites and launch of channel apps

•                  Appointment of Lilia Omasheva as Chief of Operational Efficiency and Organizational Development Officer in December 2013

KEY EVENTS AFTER THE REPORTING PERIOD

•                  The Board of Directors currently intends to pay cash dividends of $0.70 per share (or up to approximately $109 million in the aggregate) in 2014 and has declared a cash dividend of $0.175 per share (or approximately $27 million in the aggregate) to be paid on or about March 28, 2014 to shareholders of record as of March 19, 2014, with further dividends anticipated in the remaining quarters of 2014

•                  Launch on cable and satellite of a new television channel, CTC Love, focusing on love and relationships and targeting the 11-34 year-old audience, with a principal focus on 18-25 year-old female viewers

•                  Appointment of Lika Blank as Head of Domashny Channel in January 2014

•                  PERETZ-International TV channel launched in Kyrgyzstan in January 2014

Yuliana Slashcheva, CTC Media’s Chief Executive Officer, commented: “We have made significant progress in 2013. CTC Media has delivered a solid performance, and I am particularly proud of the far-reaching improvements that we have made in several key areas such as programming, content development and digital expansion.

“The Company’s total revenues and advertising revenues both grew by 7% in ruble terms in 2013. Although growth in the overall Russian television advertising market was slightly higher, at 8.8% that reflected mainly the earlier-than-expected increase in Olympics advertising in late 2013 on the channels licensed to broadcast the 2014 Sochi Games. Thanks to our continuing careful cost management, however, our adjusted OIBDA grew 10% year-on-year in ruble terms, delivering a 32.5% margin.

“We currently expect the Russian TV advertising market to grow by 5 to 8% in 2014, with the highest growth in the first quarter of the year supported by Sochi Olympics. We expect our Russian TV advertising revenues to grow in line with the market in ruble terms, and for our programming expenses to grow by less our total revenues. We therefore expect to achieve an OIBDA margin of around 32% for the full year 2014 when excluding the yet to be determined digital multiplex costs.

“We announced the overarching strategic objectives for the Company in November as prioritizing content and synergies; growing the combined audience share; diversifying our revenue streams; and expanding our digital offering. We are already making real progress with each of these goals. We have formed a creative production center to streamline our content creation and management, established a Transmedia Projects Department to realize our initiatives with maximum impact across all platforms, and launched our first e-commerce joint venture. In short, we have further sharpened our focus on what we do best: driving growth through providing quality TV entertainment and related products for our audiences via all distribution channels at our disposal.

“Our flagship CTC channel is a case in point. It was the only Top-6 channel to grow its audience share in 2013 (11.3% in 2013 compared to 11.0% in 2012). This was due mostly to its high-quality local content, which included both the new series: “Molodezhka”, “Last of the Magikyans”, “Two Fathers, Two Sons”and”After Life”; and new seasons of proven hits “Kitchen”, “The 80s” and “Voroniny”. “Molodezhka” was the key fall season premiere and drew a 16.2% average target audience share and an 18.0% share for the last 20 episodes, while the final episode was watched by one in every four TV viewer in Russia. We also monetized “Molodezhka” success online as the series enjoyed 600,000 daily views on the CTC Media digital platforms. We intend to build on this success moving forward as our in-house creative production center will focus on generating content ideas, for which we will seek to retain full rights across all available platforms.

“We plan to continue to execute on our strategy for the benefit of the Company’s shareholders and broader stakeholder base. With our strong leadership team now in place, we will strengthen the business further and manage our resources carefully to drive further growth.”

Operating Review

Share of Viewing

	Average Audience Shares, (%)
	Q4 2012	Q3 2013	Q4 2013	12M 2012	12M 2013

CTC Channel (all 10-45)	11.0	11.6	10.9	11.0	11.3

Domashny Channel (females 25-59)	3.1	3.9	3.5	3.6	3.5

Peretz Channel (all 25-49)	2.3	2.3	2.3	2.7	2.4

Channel 31 (all 6-54)	13.8	14.1	12.7	14.7	13.2

In 2013, the CTC channel maintained its place as the third most-watched broadcaster in Russia in its target demographic of 10 to 45 years old viewers. Its target audience share was up year-on-year from 11.0% to 11.3%, reflecting primarily the performance of the channel’s high-rated content, series’ premieres and the success of the programming schedule in daytime slots, partly offset by the effect of audience fragmentation.

The Domashny channel’s target audience share decreased year-on-year in 2013 from 3.6% to 3.5%, due to increased competition from other channels and continued audience fragmentation. Domashny channel is continuing to strengthen its demographic profile and to grow its core female audience segment. The structural qualitative changes in the Domashny audience attracted new advertisers to the channel in 2013, including those that historically did not allocate their advertising budgets to television.

The Peretz channel’s target audience share declined year-on-year in 2013 from 2.7% to 2.4%, resulting from the increased competition from other channels, audience fragmentation and relative underperformance of certain programming. Peretz channel is continuing to refine its positioning and programming grid to be a more cutting edge, dynamic and thrilling channel, with a focus on edgy, action content.

CTC Media’s Russian channels were affected by continued audience fragmentation in the fourth quarter and the twelve months of 2013. All national free-to-air TV channels in Russia were challenged by increased competition from smaller non-free-to-air and local TV channels viewership in the “all 10-45” demographic, which increased from 16.2% in 2012 to 18.6% in 2013.

Channel 31’s average target audience share was down year-on-year in 2013 to 13.2% from 14.7%, due to increased competition from other channels and viewership fragmentation in Kazakhstan. The channel, however, maintained its third place in terms of viewer popularity in 2013.

Revenues

Total operating revenues in US dollar terms were down 2% year-on-year in the fourth quarter but were up 3% for the full year. In ruble terms, total operating revenues rose 3% year-on-year in the fourth quarter and increased by 7% for the full year. This growth in 2013 operating revenues reflected primarily the effect of growth in the overall Russian television advertising market of 8.8%, due principally to the overall growth in advertiser demand, which was especially reflected in higher sales of Domashny and Peretz’ inventory on a federal level, and higher sponsorship revenues, as well as the increased audience share of the CTC channel, partially offset by the effect on CTC’ ratings of a decrease in overall television viewership among CTC’ target audience.

Advertising revenues accounted for approximately 97% of total operating revenues during 2013 (2012: 96%) and 96% during the fourth quarter 2013 (Q4 2012: 96%). In US dollar terms, advertising revenues declined by 2% year-on-year in the fourth quarter, but were up 4% for the full year. In ruble terms, advertising revenues increased by 3% year-on-year in the fourth quarter and 7% for the full year.

	Three Months Ended December 31,		Change
(US$ 000’s)	2012	2013	in USD	in RUB
Operating revenues by segment:
CTC Channel	$190,169	$182,640	(4)%	0%
Domashny Channel	37,262	39,279	5%	9%
Peretz Channel	24,150	25,246	5%	10%
Channel 31	7,684	8,466	10%	17%
All Other	4,968	4,086	(18)%	(13)%
Total operating revenues	$264,233	$259,717	(2)%	3%

	Twelve Months Ended December 31,		Change
(US$ 000’s)	2012	2013	in USD	in RUB
Operating revenues by segment:
CTC Channel	$577,034	$586,434	2%	5%
Domashny Channel	113,290	124,838	10%	13%
Peretz Channel	81,184	84,264	4%	6%
Channel 31	22,595	25,821	14%	18%
All Other	10,843	10,746	(1)%	3%
Total operating revenues	$804,946	$832,103	3%	7%

CTC channel’s operating revenues in US dollar terms were down 4% year-on-year in the fourth quarter but up 2% for the full year. In ruble terms, operating revenues were flat year-on-year in the fourth quarter and rose 5% for the full year. Driving these results was the overall increase in advertiser demand, reflecting largely the increase in the overall Russian television advertising market of 8.8% in ruble terms and growth in CTC audience share in 2013, partially offset by the effect on ratings of a decrease in overall television viewership among 10 to 45 year-old viewers.

Domashny channel’s operating revenues in US dollar terms rose 5% year-on-year in the fourth quarter and 10% for the full year. In ruble terms, operating revenues increased 9% in the fourth quarter and 13% for the full year, due principally to the overall growth in advertiser demand, which was reflected in higher sales of the channel’s inventory on a federal level, and greater sponsorship revenues.

Peretz channel’s operating revenues in US dollar terms increased 5% year-on-year in the fourth quarter and 4% for the full year. In ruble terms, operating revenues were up 10% year-on-year in the fourth quarter and 6% for the full year, reflecting greater sales of the channel’s inventory on a federal level and increased sponsorship revenues, partially offset by a decline in target audience share of 3 percentage points for the full year.

Channel 31 in Kazakhstan reported a 10% year-on-year increase in operating revenues in US dollar terms for the fourth quarter and 14% year-on-year growth for the full year, resulting primarily from greater sellout and increases in regional revenues, due to estimated overall television advertising market growth in Kazakhstan of 8% in US dollar terms, partially offset by a decrease in channel’s audience share.

All other revenues in the fourth quarter of 2013 represent mainly revenues of $0.9 million from CTC-International (Q4 2012: $1.0 million) and revenues of $2.8 million from digital media businesses (Q4 2012: $3.1 million). For the full year all other revenues reflect primarily revenues of $3.7 million from CTC-International (full year 2012: $3.8 million) and revenues of $5.9 million from digital media businesses (full year 2012: $5.1 million). In ruble terms total digital revenue was up 21%, primarily due to a 45% increase in advertising digital revenue

Expenses

Total operating expenses before impairment losses were up 4% year-on-year in 2013 in US dollar terms and 7% in ruble terms, resulting primarily from the year-on-year increase in programming expenses.

	Three Months Ended December 31,		Change
(US$ 000’s)	2012	2013	in USD	in RUB

Operating expenses:
Direct operating expenses	$(11,946)	$(13,076)	9%	14%
Selling, general & administrative expenses	(56,406)	(51,684)	(8)%	(4)%
Programming expenses	(92,645)	(86,335)	(7)%	(2)%
Stock-based compensation expense	573	1,323	131%	145%
Depreciation & amortization	(8,967)	(8,143)	(9)%	(5)%
Total operating expenses before impairment loss	$(169,391)	$(157,915)	(7)%	(2)%
Impairment loss	—	(29,869)
Total operating expenses	$(169,391)	$(187,784)	11%	16%

	Twelve Months Ended December 31,		Change
(US$ 000’s)	2012	2013	in USD	in RUB

Operating expenses:
Direct operating expenses	$(45,357)	$(46,658)	3%	5%
Selling, general & administrative expenses	(181,266)	(174,224)	(4)%	(1)%
Programming expenses	(317,136)	(338,703)	7%	10%
Stock-based compensation expense	(4,779)	(1,834)	(62)%	(61)%
Depreciation & amortization	(24,018)	(33,116)	38%	41%
Total operating expenses before impairment losses	$(572,556)	$(594,535)	4%	7%
Impairment loss	(82,503)	(29,869)
Total operating expenses	$(655,059)	$(624,404)	(5)%	(2)%

Direct operating expenses were up 3% year-on-year in US dollar terms and 5% in ruble terms for the full year, reflecting largely the increased transmission costs related to annual raises, increased technical penetration of the Company’s channels, and increased digital transmission costs for CTC and Domashny channels pursuant to the roll-out plan for the second multiplex starting from March 2013, partly offset by lower satellite fees due to the switch to new satellite systems.  In 2013, the amount payable under the digital transmission agreements by the CTC and Domashny channels in aggregate was approximately $1.2 million. Governmental authorities indicated that estimated payments in 2014 will be approximately $25 million for the two channels together, depending on the actual rollout.

Selling, general and administrative expenses were down 4% year-on-year in US dollar terms and 1%  in ruble terms for the full year, due primarily to lower compensation expenses payable to Video International as a result of the exclusion of certain services from the scope of compensation fees in 2013, partially offset by higher salaries and benefits costs.

Stock-based compensation expense totaled $1.8 million for the full year (2012: $4.8 million) and represents mainly expenses recognized in connection with the 2013 Equity Incentive Plan approved by stockholders at the 2013 Annual Meeting and other outstanding equity awards.

Programming expenses were up 7% year-on-year in US dollar terms and 10% in ruble terms for the full year, primarily reflecting a more expensive programming mix at CTC channel due to increased spending for foreign content at CTC, partly offset by airing a higher volume of less expensive locally produced hit content at this channel, and increased investments in the Domashny and Peretz programming grids to support the target audience share in response to greater competition from other channels. In addition, our programming expenses increased due to write-offs of certain content following a scheduled content library review. The library review was driven by the Company’s strategic focusing on CTC Channel’s programming grid, fine-tune positioning of Domashny and Peretz.  Net of these write-offs, our programming expenses increased by 6%.

Impairment loss of $29.9 million in 2013 related to goodwill allocated to Company’s in-house production unit, reflecting changes in the economic model of the in-house television production unit as a result of its restructuring that has been initiated. In 2012 impairment loss of $82.5 million relates to the Company’s analog broadcasting licenses, reflecting the reassessment of their useful lives from indefinite to finite as a result of the planned transition to digital broadcasting.

CTC Media’s consolidated adjusted OIBDA, excluding these impairment losses, totaled $109.9 million in the fourth quarter (Q4 2012: $103.8 million) and $270.7 million for the full year (2012: $256.4 million). The adjusted OIBDA margin was 42.3% in the fourth quarter (Q4 2012: 39.3%) and 32.5% for the full year (2012: 31.9%).

Depreciation and amortization expenses were up 38% year-on-year in US dollar terms and up 41% in ruble terms in full year. Starting from October 1, 2012, CTC Media’s depreciation and amortization expense includes the amortization of its analog licenses due to the reassessment of their useful lives from indefinite to finite as a result of the planned transition from analog to digital broadcasting.

Net interest income was $10.8 million for the full year (2012: $8.8 million). The year-on-year increase reflected mainly the increased interest earned on CTC Media’s deposits.

CTC Media’s adjusted effective tax rate was down to 24% for the full year (2012: 33%), due primarily to the recognition of foreign tax benefits that we determined were available for offset against US taxes based on a comprehensive examination of certain positions taken in Company’s historical US income tax filings. Net of this effect, our effective tax rate for 2013 would have been 31%. We applied the approach for the recognition of such tax benefits for 2013 and will apply them prospectively.

Adjusted net income attributable to CTC Media, Inc. stockholders increased 16% year-on-year in US dollar terms to $75.4 million in the fourth quarter (Q4 2012: $64.9 million), and 15% in US dollar terms to $182.2 million for the full year (2012: $157.8 million). The Company reported adjusted fully diluted earnings per share of $0.48 in the fourth quarter (Q4 2012: $0.41) and $1.16 for the full year (2012: $1.00).

Cash Flow

The Company’s net cash provided by operating activities totaled $186.6 million for the full year 2013 (2012: $157.7 million) and reflected the net impact of increased advertising sales and higher cash spend on the acquisition of programming to support investments in foreign and Russian content that will be used in 2014 and beyond, as well as the impact of content inflation.

Net cash used in investing activities was $63.4 million for the full year 2013 (2012: $26.5 million), reflected bank cash deposits of $56.6 million, capital expenditures of $6.3 million and $0.5 million paid for the acquisitions of new broadcasting stations in Russia.

Net cash used in financing activities amounted to $143.9 million for the full year 2013 (2012: $88.9 million), and resulted primarily from the payment of $98.8 million in cash dividends to the Company’s stockholders, $6.4 million in dividends paid to minority shareholders of the Company’s subsidiaries, repurchases of the Company’s common stock of $29.7 million and the net settlement of $9.5 million of bank overdrafts and loans.

The Company’s cash and cash equivalents and short-term investments, less overdraft and loan balance, amounted to $207.5 million as of December 31, 2013, compared to $173.4 million as of December 31, 2012, and $119.1 million at the end of the third quarter of 2013.

Full Year 2014 Outlook

Approximately 85% of CTC Media’s forecast full-year 2014 Russian national inventory is now preliminarily committed, at higher average prices than in 2013, and in line with the anticipated full-year 2014 Russian TV advertising market growth of 5 to 8% in ruble terms.

CTC Media expects its Russian television advertising revenues to increase in line with the market in ruble terms, digital media revenues to grow by up to 30% in 2014; and revenues for Channel 31 and the international versions of CTC Media channels to grow faster than the Company’s Russian TV advertising revenues.

CTC Media expects to report an OIBDA margin of approximately 32% when adjusted for digital multiplex costs.

The Company will continue to invest in content but anticipates that its programming expenses will grow by less than its total revenues and at lower pace than in 2013.

Governmental authorities indicate that estimated payments in 2014 will be approximately $25 million for the CTC and Domashny channels in aggregate, depending on the actual rollout.

Dividends

The CTC Media Board of Directors currently intends to pay cash dividends of $0.70 per share (or up to approximately $109 million in the aggregate) in 2014, a year-on-year increase of 11% compared to cash dividends of $0.63 per share (or $98.8 million in the aggregate) paid in 2013, and has declared a cash dividend of $0.175 per share (or approximately $27 million in the aggregate) to be paid on or about March 28, 2014 to shareholders of record as of March 19, 2014, with further dividends anticipated in the remaining quarters of 2014. Although it is the Board’s current intention to declare and pay further dividends in the remaining quarters of 2014, there can be no assurance that such additional dividends will in fact be declared and paid. Any such declaration is at the discretion of the Board and will depend upon factors such as CTC Media’s earnings, financial position and cash requirements.

Transition to Digital Broadcasting

In March, 2013, CTC and Domashny channels entered into agreements on identical terms with the Russian Television and Radio Network (“RTRS”). Under these agreements, RTRS will provide to CTC and Domashny all services required for the channels to broadcast their signals in digital format throughout Russia to approximately 141.6 million viewers. The specific services, coverage and equipment to be provided by RTRS will be agreed between the parties on an annual basis pursuant to a roll-out plan forming a part of the parties’ principal agreements. The agreements terminate on March 31, 2023. In 2013, the combined amount paid to RTRS by the CTC and Domashny channels totaled approximately $1.2 million. Fees payable to RTRS for 2014 will be calculated in March 2014 according to RTRS rates and will be affected by the timing of multiplex infrastructure rollout. Governmental authorities indicate that estimated payments in 2014 will be approximately $25 million for the CTC and Domashny channels in aggregate, depending on the actual rollout. Governmental authorities have indicated that each channel participating in the second multiplex will be expected to pay up to $26 million annually in transmission fees once the rollout is complete. In addition, the Company expects to continue incurring analog transmission costs during the analog-to-digital transition period. In 2013, the Company incurred approximately $24 million of such expenses, excluding payments to RTRS, for all of its Russian channels in aggregate.

2013 Equity Incentive Plan; Options Exchange; Stock Repurchase Program

In March 2013, the Company’s Board of Directors adopted the 2013 Equity Incentive Plan (the “Plan”), which was approved by stockholders in April 2013. The Plan provides for the grant of awards to acquire up to an aggregate of 2.5 million shares of common stock. The Board approved an initial round of awards to the Company’s employees in the form of restricted share units to acquire up to approximately 2.0 million shares of common stock. Such awards will entitle the grantees to receive shares of common stock, at no cost, upon the satisfaction of performance-based vesting conditions over a period of three years from grant, and will become exercisable on a staggered basis over a period of four years from grant. Exercise is subject to the condition that the closing price of the Company’s common stock has exceeded $12.00 per share on at least ten trading days prior to exercise. This condition had been met.

In addition, in March 2013, the Board of Directors approved an open market stock repurchase program, pursuant to which the Company was authorized to repurchase up to 2.5 million shares of common stock in the market for use under the Plan. The Company repurchased the full 2.5 million shares in the period from May through August 2013, at an average price of $11.89 per share for a total of $29.7 million.

Changes in Reportable Segments

Historically, CTC Media had eight reportable segments: CTC Network, Domashny Network, Peretz Network, CTC Television Station Group, Domashny Television Station Group, Peretz Television Station Group, CIS Group and Production Group. Effective January 1, 2013, the Company changed its reportable segments in the way it reorganized reporting financial information to make operating decisions. CTC Media’s management and Board of Directors currently evaluate and manage the performance of the Group and make operational decisions based primarily on its three Russian television channels (CTC, Domashny and Peretz) and Channel 31 in Kazakhstan. Each channel includes the operating results of its network, which is responsible for broadcasting operations, sales of the network’s advertising, licensing and commissioning of programming, producing its programming schedule, and managing its relationships with its independent affiliates; as well as managing the respective owned-and-operated stations that distribute the network’s signal. Each channel was also allocated the internal margin on programming acquired from the Company’s in-house production company. The Company’s other less significant operating segments are included along with headquarters’ operations in the “All Other” category for financial reporting purposes.

Please refer to CTC Media’s website for historical (2010-2012) comparable-basis segment financial information: http://www.ctcmedia.ru/investors/financial_results/.

Conference Call

The Company will host a conference call to discuss its 2013 financial results today, Thursday, March 6, 2014, at 9:00 a.m. ET (6:00 p.m. Moscow time, 2:00 p.m. London time). To access the conference call, please dial:

+1 646 843 4608 (US/International)

+44 (0) 20 3003 2666 (UK/International)

Pass code: 86145463

A live webcast of the conference call will also be available via the investor relations section of the Company’s corporate web site - www.ctcmedia.ru/investors. The webcast will also be archived on the Company’s web site for two weeks.

About CTC Media

CTC Media is a leading Russian independent media company, with operations throughout Russia and elsewhere in the CIS. It operates three free-to-air television networks in Russia — CTC, Domashny and PERETZ — as well as Channel 31 in Kazakhstan and a TV company in Moldova, with a combined potential audience of over 150 million people. The international pay-TV version of the CTC channel is available in North America, Europe, Central Asia, Armenia, Georgia, Azerbaijan, the Middle East and Kyrgyzstan. PERETZ is also available in Belarus and Kyrgystan. CTC Media has a number of digital entertainment media assets: videomore.ru, domashniy.ru, ctc.ru, peretz.ru. The Company’s common stock is traded on the NASDAQ Global Select Market under the symbol “CTCM”.  For more information on CTC Media, please visit www.ctcmedia.ru.

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For further information, please visit www.ctcmedia.ru or contact:

CTC Media, Inc.

Investor Relations

Irina Faritova
Head of Investor Relations
+7 495 981 0740
ir@ctcmedia.ru

Media Relations

Igor Ivanov

Press secretary

+7 (495) 785 63 47, ext. 4352,

+ 7 (985) 763 00 85

pr@ctcmedia.ru

Use of Non-GAAP Financial Measures

To supplement its consolidated financial statements, which are prepared and presented in accordance with US GAAP, the Company uses the following non-GAAP financial measures: OIBDA (on a consolidated and segment basis) and OIBDA margin. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, financial information prepared and presented in accordance with GAAP. For more information on these non-GAAP financial measures, please see the accompanying financial tables included at the end of this release.

The Company uses these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. The Company believes that these non-GAAP financial measures provide meaningful supplemental information regarding its performance and liquidity by excluding certain expenses that may not be indicative of its recurring core business operating results. These metrics are used by management to further its understanding of the Company’s operating performance in the ordinary, ongoing and customary course of operations. The Company also believes that these metrics provide investors and equity analysts with a useful basis for analyzing operating performance against historical data and the results of comparable companies.

OIBDA and OIBDA margin. OIBDA is defined as operating income before depreciation and amortization. OIBDA margin is defined as OIBDA divided by total operating revenues. The most directly comparable GAAP measures to OIBDA and OIBDA margin are operating income and operating income margin, respectively. Unlike operating income, OIBDA excludes depreciation and amortization. The purchase of programming rights is the Company’s most significant expenditure that enables it to generate revenues, and OIBDA includes the impact of the amortization of these rights. Expenditures for capital items such as property, plant and equipment have a materially less significant impact on the Company’s ability to generate revenues. For this reason, the Company excludes the related depreciation expense for these items from OIBDA. Moreover, a significant portion of the Company’s intangible assets were acquired in business acquisitions. The amortization of intangible assets is therefore also excluded from OIBDA.

Adjusted financial measures. As described above, in the fourth quarter of 2013, CTC Media recognized $29.9 million in impairment charges related to goodwill of the in-house production unit;in the third quarter of 2012, CTC Media recognized $82.5 million in impairment charges related to analog broadcasting licenses. CTC Media uses adjusted OIBDA (on a consolidated and segment basis), adjusted total operating expenses (before impairment losses), adjusted operating income, adjusted net income before tax and noncontrolling interest, adjusted income tax expense, adjusted effective tax rate, adjusted net income and adjusted diluted earnings per share, each of which has been adjusted to exclude impairment losses described above, so as to permit management to assess and compare the operational performance of the business for the fourth quarters of 2012 and 2013, and the twelve months of 2012 and 2013, and to facilitate comparisons for future reporting periods.

Caution Concerning Forward Looking Statements

Certain statements in this press release that are not based on historical information are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements include, among others, statements regarding developments in the volume and pricing of television advertising in the Company’s target markets; the Company’s anticipated advertising sellout in 2014; the further development of the Peretz and Domashny channels; the anticipated expenses associated with the roll-out of digital broadcasting in Russia; the Company’s anticipated capital expenditures and operating expenses, including programming expenses, in 2014; the Company’s expected rate of its full year 2014 OIBDA margin; and the Company’s expected increase of its total operating revenues in ruble terms in 2014. These statements reflect the Company’s current expectations concerning future results and events. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of CTC Media to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.

The potential risks and uncertainties that could cause actual future results to differ from those expressed or implied by forward-looking statements include, among others, changes in the size of the Russian television advertising market compared with current estimates of anticipated market growth; the continued successful operation of the Company’s own internal sales house structure; competitive pressures; depreciation of the value of the Russian ruble compared to the US dollar; geopolitical events involving Russia and the other countries in which the Company operates, including any potential negative economic impact of such events; the Company’s ability to deliver audience share, particularly in primetime, to its advertisers; free-to-air television remaining a significant advertising forum in Russia; and restrictions on foreign involvement in the Russian television business. These and other risks are described in the “Risk Factors” section of CTC Media’s quarterly report on Form 10-Q filed with the SEC on November 7, 2013 and its annual report on Form 10-K to be filed with the SEC on or about the date hereof.

Other unknown or unpredictable factors could have material adverse effects on CTC Media’s future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed herein may not occur. You are cautioned not to place undue reliance on these forward-looking statements. CTC Media does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.

CTC MEDIA, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in thousands of US dollars, except share and per share data)

	Year ended December 31,
	2011	2012	2013
REVENUES:
Advertising	$747,451	$775,806	$806,499
Sublicensing and other revenues (including revenue from related parties of $265, $514 and $719 in 2011, 2012 and 2013, respectively)	18,909	29,140	25,604
Total operating revenues	766,360	804,946	832,103
EXPENSES:
Direct operating expenses (exclusive of programming expenses, shown below; exclusive of depreciation and amortization of $13,201, $20,393 and $29,024 in 2011, 2012 and 2013, respectively; and exclusive of stock-based compensation expense of $6,242, $763 and $846 in 2011, 2012 and 2013, respectively)	(43,684)	(45,357)	(46,658)
Selling, general and administrative (exclusive of depreciation and amortization $4,448, $3,625 and $4,092 in 2011, 2012 and 2013, respectively; exclusive of stock-based compensation expense of $12,076, $4,016 and $988 in 2011, 2012 and 2013, respectively)	(165,176)	(181,266)	(174,224)
Stock-based compensation expense	(18,318)	(4,779)	(1,834)
Programming expenses	(292,466)	(317,136)	(338,703)
Depreciation and amortization	(17,649)	(24,018)	(33,116)
Impairment loss	(106,382)	(82,503)	(29,869)
Total operating expenses	(643,675)	(655,059)	(624,404)
OPERATING INCOME	122,685	149,887	207,699
FOREIGN CURRENCY GAINS	2,034	1,762	1,658
INTEREST INCOME (including interest income from related parties of $1,629, nil and nil in 2011, 2012 and 2013, respectively)	7,222	9,522	11,615
INTEREST EXPENSE (including interest expense from related parties of $109, nil and nil in 2011, 2012 and 2013, respectively	(542)	(749)	(768)
OTHER NON-OPERATING INCOME, net	4,667	2,852	26
EQUITY IN INCOME OF INVESTEE COMPANIES	853	1,415	1,266
Income before income tax	136,919	164,689	221,496
INCOME TAX EXPENSE	(76,403)	(64,873)	(61,335)
CONSOLIDATED NET INCOME	$60,516	$99,816	$160,161
LESS: INCOME ATTRIBUTABLE TO NONCONTROLLING INTEREST	$(7,398)	$(6,753)	$(7,821)
NET INCOME ATTRIBUTABLE TO CTC MEDIA, INC. STOCKHOLDERS	$53,118	$93,063	$152,340
Net income per share attributable to CTC Media, Inc. stockholders—basic	$0.34	$0.59	$0.97
Net income per share attributable to CTC Media, Inc. stockholders—diluted	$0.34	$0.59	$0.97
Weighted average common shares outstanding—basic	157,224,782	157,995,346	156,889,533
Weighted average common shares outstanding—diluted	158,011,659	158,062,250	156,932,452
Dividends declared per share	$0.82	$0.52	$0.63

CTC MEDIA, INC, AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands of US dollars, except share and per share data)

	December 31,	December 31,
	2012	2013
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$55,181	$30,574
Short-term investments	131,449	180,337
Trade accounts receivable, net of allowance for doubtful accounts (December 31, 2012—$1,136; December 31, 2013—$483) (including accounts receivable from related parties: 2012—$227; 2013—$368)	30,549	36,875
Taxes reclaimable	29,855	22,929
Prepayments (including prepayments to related parties: 2012—nil; 2013—$3,012)	68,078	57,536
Programming rights, net	153,076	172,197
Deferred tax assets	31,355	30,400
Other current assets	1,860	4,373
TOTAL CURRENT ASSETS	501,403	535,221
PROPERTY AND EQUIPMENT, net	47,201	36,874
INTANGIBLE ASSETS, net:
Broadcasting licenses	82,276	59,676
Cable network connections	25,616	20,422
Trade names	5,708	5,332
Other intangible assets	5,739	4,876
Net intangible assets	119,339	90,306
GOODWILL	177,950	135,276
PROGRAMMING RIGHTS, net	102,216	121,802
INVESTMENTS IN AND ADVANCES TO INVESTEES	5,743	5,524
PREPAYMENTS	11,522	27,602
DEFERRED TAX ASSETS	20,200	18,371
TOTAL ASSETS	$985,574	$970,976
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Bank overdraft and loans	13,181	3,390
Accounts payable (including accounts payable to related parties: 2012—$22; 2013—nil)	80,871	105,849
Accrued liabilities (including accrued liabilities to related parties: 2012—$2,008; 2013—$115)	23,445	20,449
Taxes payable	37,524	33,630
Deferred revenue (including deferred revenue from related parties: 2012—$134; 2013—$61)	9,048	10,223
Deferred tax liabilities	39,021	49,770
TOTAL CURRENT LIABILITIES	203,090	223,311
DEFERRED TAX LIABILITIES	19,558	13,549
COMMITMENTS AND CONTINGENCIES	—	—
STOCKHOLDERS’ EQUITY:
Common stock; $0.01 par value; shares authorized 175,772,173; shares issued: December 31, 2012—158,160,719; December 31, 2013—158,210,719)	1,582	1,582
Additional paid-in capital	491,925	494,122
Retained earnings	333,003	386,575
Accumulated other comprehensive loss	(68,187)	(124,339)
Less: Common stock held in treasury, at cost (December 31, 2013—2,500,000 shares)	—	(29,727)
Non-controlling interest	4,603	5,903
TOTAL STOCKHOLDERS’ EQUITY	762,926	734,116
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$985,574	$970,976

CTC MEDIA, INC, AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands of US dollars)

	Year ended December 31,
	2011	2012	2013
CASH FLOWS FROM OPERATING ACTIVITIES:
Consolidated net income	$60,516	$99,816	$160,161
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred tax (benefit) expense	(6,866)	(741)	6,191
Depreciation and amortization	17,649	24,018	33,116
Programming expenses	292,466	317,136	338,703
Stock-based compensation expense	18,318	4,779	1,834
Equity in income of unconsolidated investees	(853)	(1,415)	(1,266)
Foreign currency gains	(2,034)	(1,762)	(1,658)
Impairment loss	106,382	82,503	29,869
Changes in operating assets and liabilities:
Trade accounts receivable	15,498	(10,885)	(3,799)
Prepayments	(6,852)	(817)	(1,646)
Other assets	(4,161)	(2,972)	4,370
Accounts payable and accrued liabilities	(616)	12,637	1,406
Deferred revenue	(5,073)	890	2,231
Other liabilities	(10,205)	(2,338)	(5,798)
Dividends received from equity investees	841	1,056	1,124
Settlement of SARs and exercises of equity-based incentive awards	(598)	(35)	(242)
Acquisition of programming and sublicensing rights	(358,621)	(364,156)	(378,034)
Net cash provided by operating activities	115,791	157,714	186,562
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisitions of property and equipment and intangible assets	(19,780)	(15,646)	(6,336)
Acquisitions of businesses, net of cash acquired	(25,033)	(3,998)	(461)
Investments in deposits, net	(9,830)	(6,847)	(56,601)
Net cash used in investing activities	(54,643)	(26,491)	(63,398)
CASH FLOWS FROM FINANCING ACTIVITIES:
Repurchases of common stock	—	—	(29,727)
Proceeds from exercise of stock options	5,352	4,616	454
Proceeds from (settlement of) overdraft and loans, net	17,553	(5,519)	(9,469)
Acquisition of non-controlling interest	(2,927)	—	—
Dividends paid to stockholders	(128,930)	(82,244)	(98,768)
Dividends paid to noncontrolling interest	(6,072)	(5,756)	(6,415)
Net cash used in financing activities	(115,024)	(88,903)	(143,925)
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	6,642	530	(3,846)
Net increase/(decrease) in cash and cash equivalents	(47,234)	42,850	(24,607)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	59,565	12,331	55,181
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$12,331	$55,181	$30,574
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid	$81	$603	$639
Income tax paid	$89,042	$58,828	$66,724

CTC MEDIA, INC. AND SUBSIDIARIES

UNAUDITED SEGMENT FINANCIAL INFORMATION

 (in thousands of US dollars)

	Three months ended December 31, 2012
	Operating revenue from external customers	Intersegment revenue	Advertising revenue from external customers	Operating income/ (loss)	Depreciation and amortization	Programming expenses	Impairment loss	OIBDA	OIBDA adjusted for impairment loss
CTC Channel	$190,169	$754	$183,293	$85,326	$(2,511)	$(61,054)	$—	$87,837	$87,837
Domashny Channel	37,262	258	36,795	10,310	(1,797)	(15,133)	—	12,107	12,107
Peretz Channel	24,150	66	24,009	(1,536)	(3,494)	(10,798)	—	1,958	1,958
31 Channel	7,684	—	7,564	1,936	(728)	(4,707)	—	2,664	2,664
All other	4,968	462	2,603	(1,194)	(437)	(953)	—	(757)	(757)
Business segment results	$264,233	$1,540	$254,264	$94,842	$(8,967)	$(92,645)	$—	$103,809	$103,809
Eliminations	—	(1,540)	—	—	—	—	—	—	—
Consolidated results	$264,233	—	$254,264	$94,842	$(8,967)	$(92,645)	$—	$103,809	$103,809

	Three months ended December 31, 2013
	Operating revenue from external customers	Intersegment revenue	Advertising revenue from external customers	Operating income/ (loss)	Depreciation and amortization	Programming expenses	Impairment loss	OIBDA	OIBDA adjusted for impairment loss
CTC Channel	$182,640	$303	$175,816	$85,490	$(2,201)	$(55,328)	$—	$87,691	$87,691
Domashny Channel	39,279	29	39,026	12,260	(1,922)	(15,317)	—	14,182	14,182
Peretz Channel	25,246	1	24,918	3,502	(2,875)	(10,847)	—	6,377	6,377
31 Channel	8,466	—	7,130	2,310	(733)	(4,151)	—	3,043	3,043
All other	4,086	(21)	3,132	(31,629)	(412)	(692)	(29,869)	(31,217)	(1,348)
Business segment results	$259,717	$312	$250,022	$71,933	$(8,143)	$(86,335)	$(29,869)	$80,076	$109,945
Eliminations	—	(312)	—	—	—	—	—	—	—
Consolidated results	$259,717	—	$250,022	$71,933	$(8,143)	$(86,335)	$(29,869)	$80,076	$109,945

CTC MEDIA, INC. AND SUBSIDIARIES

UNAUDITED SEGMENT FINANCIAL INFORMATION (CONTINUED)

 (in thousands of US dollars)

	Twelve months ended December 31, 2012
	Operating revenue from external customers	Intersegment revenue	Advertising revenue from external customers	Operating income/ (loss)	Depreciation and amortization	Programming expenses	Impairment loss	OIBDA	OIBDA adjusted for impairment loss
CTC Channel	$577,034	$1,382	$556,039	$199,035	$(8,024)	$(220,229)	$(19,523)	$207,059	$226,582
Domashny Channel	113,290	530	111,956	5,277	(4,013)	(52,490)	(16,224)	9,290	25,514
Peretz Channel	81,184	93	80,656	(35,933)	(9,266)	(30,242)	(43,795)	(26,667)	17,128
31 Channel	22,595	—	22,067	2,647	(999)	(12,128)	(2,961)	3,646	6,607
All other	10,843	1,787	5,088	(21,139)	(1,716)	(2,047)	—	(19,423)	(19,423)
Business segment results	$804,946	$3,792	$775,806	$149,887	$(24,018)	$(317,136)	$(82,503)	$173,905	$256,408
Eliminations	—	(3,792)	—	—	—	—	—	—	—
Consolidated results	$804,946	—	$775,806	$149,887	$(24,018)	$(317,136)	$(82,503)	$173,905	$256,408

	Twelve months ended December 31, 2013
	Operating revenue from external customers	Intersegment revenue	Advertising revenue from external customers	Operating income/ (loss)	Depreciation and amortization	Programming expenses	Impairment loss	OIBDA	OIBDA adjusted for impairment loss
CTC Channel	$586,434	$1,186	$568,715	$215,976	$(9,033)	$(234,234)	$—	$225,009	$225,009
Domashny Channel	124,838	190	123,573	25,633	(7,792)	(55,753)	—	33,425	33,425
Peretz Channel	84,264	10	83,241	6,358	(11,773)	(34,828)	—	18,131	18,131
31 Channel	25,821	—	24,262	5,072	(2,931)	(12,694)	—	8,003	8,003
All other	10,746	140	6,708	(45,340)	(1,587)	(1,194)	(29,869)	(43,753)	(13,884)
Business segment results	$832,103	$1,526	$806,499	$207,699	$(33,116)	$(338,703)	$(29,869)	$240,815	$270,684
Eliminations	—	(1,526)	—	—	—	—	—	—	—
Consolidated results	$832,103	—	$806,499	$207,699	$(33,116)	$(338,703)	$(29,869)	$240,815	$270,684

CTC MEDIA, INC. AND SUBSIDIARIES

RECONCILIATION OF CONSOLIDATED OIBDA TO

CONSOLIDATED OPERATING INCOME

	Three months ended		Twelve months ended
	December 31,		December 31,
(US$ 000’s)	2012	2013	2012	2013

OIBDA	$103,809	$80,076	$173,905	$240,815
Depreciation and amortization	(8,967)	(8,143)	(24,018)	(33,116)
Operating income	$94,842	$71,933	$149,887	$207,699

CTC MEDIA, INC. AND SUBSIDIARIES

RECONCILIATION OF CONSOLIDATED OIBDA MARGIN TO

CONSOLIDATED OPERATING INCOME MARGIN

	Three months ended		Twelve months ended
	December 31,		December 31,
	2012	2013	2012	2013

OIBDA margin	39.3%	30.8%	21.6%	28.9%
Depreciation and amortization as a % of total operating revenues	(3.4)%	(3.1)%	(3.0)%	(3.9)%
Operating income margin	35.9%	27.7%	18.6%	25.0%

CTC MEDIA, INC. AND SUBSIDIARIES

RECONCILIATION OF SEGMENT OIBDA TO SEGMENT OPERATING INCOME

Three Months Ended December 31, 2012

(US$ 000’s)	OIBDA	Depreciation and amortization	Operating income

CTC Channel	$87,837	$(2,511)	$85,326
Domashny Channel	12,107	(1,797)	10,310
Peretz Channel	1,958	(3,494)	(1,536)
31 Channel	2,664	(728)	1,936
All other	(757)	(437)	(1,194)
Consolidated results	$103,809	$(8,967)	$94,842

Three Months Ended December 31, 2013

(US$ 000’s)	OIBDA	Depreciation and amortization	Operating income

CTC Channel	$87,691	$(2,201)	$85,490
Domashny Channel	14,182	(1,922)	12,260
Peretz Channel	6,377	(2,875)	3,502
31 Channel	3,043	(733)	2,310
All other	(31,217)	(412)	(31,629)
Consolidated results	$80,076	$(8,143)	$71,933

CTC MEDIA, INC. AND SUBSIDIARIES

RECONCILIATION OF SEGMENT OIBDA TO SEGMENT OPERATING INCOME (LOSS) (Continued)

Twelve Months Ended December 31, 2012

(US$ 000’s)	OIBDA	Depreciation and amortization	Operating income

CTC Channel	$207,059	$(8,024)	$199,035
Domashny Channel	9,290	(4,013)	5,277
Peretz Channel	(26,667)	(9,266)	(35,933)
31 Channel	3,646	(999)	2,647
All other	(19,423)	(1,716)	(21,139)
Consolidated results	$173,905	$(24,018)	$149,887

Twelve Months Ended December 31, 2013

(US$ 000’s)	OIBDA	Depreciation and amortization	Operating income

CTC Channel	$225,009	$(9,033)	$215,976
Domashny Channel	33,425	(7,792)	25,633
Peretz Channel	18,131	(11,773)	6,358
31 Channel	8,003	(2,931)	5,072
All other	(43,753)	(1,587)	(45,340)
Consolidated results	$240,815	$(33,116)	$207,699

CTC MEDIA, INC. AND SUBSIDIARIES

RECONCILIATION OF CONSOLIDATED ADJUSTED OIBDA AND OTHER ADJUSTED FINANCIAL MEASURES TO

CONSOLIDATED OIBDA AND OTHER CORRESPONDING CONSOLIDATED GAAP FINANCIAL MEASURES, RESPECTIVELY

(US$ 000’s except per share data)	OIBDA	Total operating expenses	Operating income/ (loss)	Income before income tax and noncontrolling interest	Income tax expense	Net income (loss) attributable to CTC Media, Inc. stockholders	Fully diluted earnings per share

Three Months Ended December 31, 2012
Adjusted non-US GAAP results	$109,945	$(157,915)	$101,802	$106,320	$(27,639)	$75,373	0.48
Impact of impairment loss	(29,869)	(29,869)	(29,869)	(29,869)	—	(29,869)	(0.19)
Results as reported (under US GAAP, except for OIBDA which is a non-GAAP financial measure)	$80,076	$(187,784)	$71,933	$76,451	$(27,639)	$45,504	0.29

Twelve Months Ended December 31, 2012
Adjusted non-US GAAP results	$270,684	$(594,535)	$237,568	$251,365	$(61,335)	$182,209	1.16
Impact of impairment loss	(29,869)	(29,869)	(29,869)	(29,869)	—	(29,869)	(0.19)
Results as reported (under US GAAP, except for OIBDA which is a non-US GAAP financial measure)	$240,815	$(624,404)	$207,699	$221,496	$(61,335)	$152,340	0.97